Exhibit 99.1

Quantum Technologies Reports Fiscal 2011 Fourth Quarter and Year End Financial Results

IRVINE, Calif., June 30, 2011 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of hybrid propulsion systems, energy storage technologies, alternative fuel vehicles and applications including hybrid, plug-in hybrid, and hydrogen and owner of an emerging portfolio of renewable energy farms, today reported its results for the fourth quarter of fiscal 2011. Conference call information is provided below.

Fourth Quarter and Fiscal 2011 Operating Results

Revenues increased $5.8 million, or 242%, from $2.4 million in the fourth quarter of fiscal 2010 to $8.2 million in the fourth quarter of fiscal 2011, and increased $10.7 million, or 111%, from $9.6 million in fiscal 2010 to $20.3 million in fiscal 2011. The increase in revenue for the fourth quarter and twelve months of fiscal 2011 is primarily due to increased development program revenue and product shipments to Fisker Automotive of components related to our Q-Drive TM hybrid drive systems. Fiscal 2011 includes the activities of our wholly-owned subsidiary, Schneider Power, Inc., which was acquired on April 16, 2010. Schneider Power, reported as our Renewable Energy business segment, recognized $0.7 million of revenue during fiscal 2011, from energy sales and construction management services.

Our overall operating loss for the fourth quarter decreased $2.6 million, from $5.2 million in the fourth quarter of fiscal 2010 to $2.6 million in the fourth quarter of fiscal 2011, and decreased $2.7 million, from $20.5 million in fiscal 2010 to $17.8 million in fiscal 2011. The decrease in operating loss for the fourth quarter of fiscal 2011 was primarily due to a $4.0 million improvement in operating income within the Electric Drive & Fuel Systems, partially offset by higher general and administrative expenses within the Renewable Energy and Corporate segments.

Our revenue for the Electric Drive & Fuel Systems segment increased $5.7 million, from $2.4 million in the fourth quarter of fiscal 2010 to $8.1 million in the fourth quarter of fiscal 2011. Product sales for this segment increased $1.6 million, from $0.4 million in the fourth quarter of fiscal 2010 to $2.0 million in the fourth quarter of 2011, due to product shipments to Fisker Automotive and increased shipments of high pressure fuel storage tanks for natural gas applications. Contract revenue for the Electric Drive & Fuel Systems segment increased $4.1 million, or 204%, from $2.0 million in the fourth quarter of fiscal 2010 to $6.1 million in the fourth quarter of fiscal 2011. Contract revenue is derived primarily from system development, application engineering and qualification testing of our products and systems under funded contracts with Fisker Automotive, General Motors and other funded contract work with the U.S. military and other government agencies. The Electric Drive & Fuel Systems segment had $0.8 million in operating income during the fourth quarter of fiscal 2011 compared to a $3.2 million operating loss during the same period in the prior fiscal year. This segment’s operating loss in fiscal 2011 improved $5.2 million, from a loss of $10.9 million in fiscal 2010 to a loss of $5.7 million in fiscal 2011. The significant improvement in operating performance was primarily due to the higher revenues and improved margins during the current year.

Revenue for the Renewable Energy segment during fiscal 2011 includes revenue from energy sales related to Schneider Power’s Providence Bay wind farm and revenue from construction management services. Our revenue for the Renewable Energy segment was $0.1 million for the fourth quarter of fiscal 2011 and $0.7 million for fiscal 2011. The Renewable Energy segment had $0.9 million of operating expenses during the fourth quarter of fiscal 2011 and $3.5 million during fiscal 2011. The operating loss for the Renewable Energy segment was $2.9 million in fiscal 2011, which includes an impairment charge of $1.0 million recorded in the third quarter of fiscal 2011 due to the cancelation of the Spring Bay wind farm construction project.

Corporate segment expenses decreased by $0.3 million in fiscal 2011, from $9.5 million in fiscal 2010 to $9.2 million in fiscal 2011. Corporate segment expenses reflect the general and administrative expenses that indirectly support our Electric Drive and Fuel Systems and Renewable Energy operating segments and consist primarily of personnel costs, share-based compensation costs, and general and administrative costs for executives, finance, legal, human resources, investor relations and the board of directors. The higher Corporate segment expenses in fiscal 2010 were primarily due to professional fees incurred in connection with our acquisition of Schneider Power and other administrative expenses. Share-based compensation expense was $1.2 million and depreciation and amortization expense was $1.7 million in fiscal 2011. Cash used from operations was $2.2 million during the fourth quarter of fiscal 2011 and $13.6 million for fiscal 2011.

Our fiscal 2011 financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with i) a written put option that was held by our senior lender until January 3, 2011, ii) embedded conversion features under bridge term loans that were amended in January 2011 and paid off in April 2011, and iii) certain common stock purchase warrants. Fair value adjustments of the derivative instruments, which are recorded as non-cash unrealized gains or losses, amounted to a $13.2 million gain in fiscal 2011, compared to a loss of $10.6 million in fiscal 2010. The share price of our common stock is the primary underlying variable that impacts the value of the derivative instruments. Additional factors include the volatility of our stock price, our credit rating, discount rates, and stated interest rates. The gain in fiscal 2011 was primarily attributable to the decrease in our common stock share price during that period. Also reflected in our financial statements for fiscal 2011 is a loss on modification of debt and derivative instruments of $1.5 million due to an implied exchange of certain existing debt instruments held by our senior lender with new debt instruments and an implied exchange of our bridge notes. In fiscal 2010, a loss on modification of derivative instruments of $14.7 million was recognized due to the implied exchange of the debt instruments held by our senior lender in connection with obtaining our senior lender’s consent for our acquisition of Schneider Power and for amendments made during that period to debt instruments held by our senior lender.

During fiscal 2010 and 2011, we repaid a total of $20.5 million and $5.8 million, respectively, of principal due under our debt obligations, and in fiscal 2010 and fiscal 2011, we also extinguished $10.5 million and $0.2 million, respectively, of derivative liabilities associated with our debt obligations owed to our senior lender, by the issuance of shares of our common stock. As a result of these in-kind repayments and related extinguishments, we recognized a gain of $0.8 million in fiscal 2010 and a loss of $1.5 million in fiscal 2011.

We reported a net loss of $0.2 million in the fourth quarter of fiscal 2011, compared to a net loss of $5.5 million in the fourth quarter of fiscal 2010. The improvement in net loss was primarily due to the lower operating loss and a $5.0 million non-cash unrealized gain attributable to the change in the value of our derivative liabilities that was recognized in the fourth quarter of fiscal 2011. The improvement in net loss was partially offset by the loss in our Renewable Energy segment. The Company’s net loss for fiscal 2011 decreased $35.3 million, from $46.3 million in fiscal 2010 to $11.0 million in fiscal 2011. The large decrease in net loss for fiscal 2011 is primarily attributable to the significant fluctuation in the fair value of our derivative liabilities, a $14.7 million loss on modification of debt instruments that was recognized in fiscal 2010, and the lower operating loss in fiscal 2011.

Alan P. Niedzwiecki, President and CEO, stated, “Our continued revenue growth and improved operating performance is being driven by the Fisker Karma launch, new customer programs, strong diversification in our customer base, and continued development and application of emerging technologies. We are excited about the number of new programs initiated over the last six months and the opportunity for these programs to generate significant revenues for the company over the next several years.” Mr. Niedzwiecki continued, “These programs cut across several technologies including battery electric, plug-in hybrid electric, natural gas vehicles and hydrogen fuel cell electric vehicles. Over the last several months, we have been successful in securing government funds, introducing our new F-Drive hybrid propulsion system, and announcing a partnership with Dow Chemical/Dow Kokam on the commercialization of an F-150 PHEV program.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended April 30,		Year Ended April 30,
	2010	2011	2010	2011
	(unaudited)
Statements of Operations:
Revenue:
Net product sales	$363,499	$2,112,022	$1,450,459	$4,543,758
Contract revenue	2,013,328	6,111,588	8,154,690	15,730,490

Total revenue	2,376,827	8,223,610	9,605,149	20,274,248

Costs and expenses:
Cost of product sales	382,366	1,500,928	1,573,380	3,692,826
Research and development	3,284,224	5,169,229	13,533,987	18,098,079
Selling, general and administrative	3,928,879	3,973,843	14,133,154	14,870,721
Amortization and impairment of long-lived assets	16,498	141,423	869,242	1,425,893

Total costs and expenses	7,611,967	10,785,423	30,109,763	38,087,519

Operating loss	(5,235,140)	(2,561,813)	(20,504,614)	(17,813,271)

Interest expense, net	(192,660)	(730,098)	(2,415,082)	(3,367,610)
Fair value adjustments of derivative instruments, net	(644,000)	5,015,000	(10,574,000)	13,214,000
Loss on modification of debt and derivative instruments, net	(71,955)	—	(14,686,955)	(1,513,359)
Gain (loss) on settlement of debt and derivative instruments, net	100,000	(1,503,506)	822,239	(1,493,577)
Equity in earnings (losses) of affiliates, net	538,000	(738,344)	1,089,000	(314,301)
Other income (expense), net	9,083	—	(18,691)	17,212

Loss from operations before income tax expense	(5,496,672)	(518,761)	(46,288,103)	(11,270,906)

Income tax benefit (expense)	(3,224)	310,288	(6,224)	240,501

Net loss attributable to stockholders	$(5,499,896)	$(208,473)	$(46,294,327)	$(11,030,405)

Per share data - Net loss:
Basic	$(0.74)	$(0.02)	$(7.17)	$(1.14)
Diluted	$(0.74)	$(0.02)	$(7.17)	$(1.14)

Weighted average shares outstanding:
Basic	7,465,316	11,036,527	6,459,899	9,700,395
Diluted	7,465,316	11,036,527	6,459,899	9,700,395

Cash Flow Information:
Depreciation and amortization	$342,160	$421,393	$1,284,990	$1,705,479
Net cash used in operating activities	(3,673,727)	(2,195,343)	(14,735,585)	(13,575,452)
Net cash provided (used) in investing activities	(50,415)	820,054	(614,768)	(589,825)
Net cash provided by financing activities	3,031,117	1,651,821	16,757,386	12,851,478

		April 30, 2010	April 30, 2011
Balance Sheet Information:
Cash and cash equivalents		$4,026,882	$2,776,074
Working capital (deficit)		(11,176,576)	(22,137,349)
Total assets		73,018,127	71,970,047
Derivative instruments:
Current		12,547,000	4,322,000
Non-current		6,669,000	56,000
Long-term debt, less current portion		21,133,928	203,318
Total equity		24,002,934	38,578,045

Financial Results Call Scheduled:

Thursday, June 30, 2011 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 679-1155; Conference ID # 80040583

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until July 7, 2011 at 11:59 p.m. Pacific time. The number for this service is (706) 645-9291. The call will also be available on the Company’s Investor Relations web page:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of hybrid propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., complements Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Forward-Looking Statements

All statements included in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct.

Various risks and other factors including those risks and uncertainties identified in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 30, 2011 could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained herein or in our public filings.

For more information regarding Quantum, please contact:

Investor Relations

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

(C) 2011 Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road,     Irvine, CA 92614

Phone 949-399-4500           Fax 949-399-4600